Exhibit 10.16

JOINT VENTURE AGREEMENT

This Joint Venture Agreement is made and entered into this 20th day of October, 2009 by and between 4301 Operations, LLC, a Delaware limited liability company (“4301”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation (“ARCA”). ARCA and 4301 are sometimes each referred to as a “Party” or jointly as the “Parties.”

RECITALS

1.    ARCA is a Corporation duly incorporated under the laws of the state of Minnesota and has substantial experience in the collection, sale and disposal of household appliances throughout the United States. Its representative, Edward (Jack) Cameron, has all legal faculties and authority to execute this Agreement and all those agreements and documents that may derive herefrom.

2.    4301 is a limited liability company duly organized under the laws of the State of Delaware and has substantial experience in the collection and shredding of household appliances in and around Philadelphia, Pennsylvania. Its representative, Brian Conners, has all legal faculties and authority to execute this Agreement and all those agreements and documents that may derive herefrom.

3.    The Parties have agreed in principal to enter into this Agreement with the primary purpose of engaging in the collection, storage, disposal of certain materials, shredding and sale of the scrap of used appliances. The appliances will be collected by General Electric (“GE”) or its subcontractors under GE’s contract with Home Depot. AAP (as defined below) may also, as approved by its Management Committee, enter into arrangements with other parties (either directly or indirectly through ARCA) to engage in the business activities described above. GE contracts to have new appliances delivered to and old appliances removed from Home Depot’s customers’ homes. In connection with the GE contracts, the Parties intend for AAP to take possession of the old appliances removed by GE, remove polyurethane foam and other components thereof as deemed necessary to be in compliance with all applicable federal, state and local laws, shred the appliances and sell the scrap. GE has a national contract with Home Depot throughout the country, but plans to divide the country into certain regions for purposes of performance of its contract with Home Depot. It is the desire of ARCA and 4301 through this joint venture arrangement to establish a recycling facility in each of the regions designated by GE. ARCA will enter into direct contracts with GE to perform the recycling services in each region, and ARCA will assign its rights as provided herein under each GE contract to the joint venture entity to be formed by ARCA and 4301 under the name “ARCA Advanced Processing, LLC,” a Minnesota limited liability company (“AAP”). The contract relationship between GE and ARCA, to be assigned to AAP, and the operations contemplated to be conducted through AAP, are collectively referred to as the “Business” or the “Joint Venture.”

4.    Upon successful negotiation and execution thereof, ARCA will assign its initial recycling and disposal GE contract for the initial region to AAP, and AAP will have the right to require ARCA’s assignment to AAP of the initial three (3) ARCA contracts with GE (plus any other GE contracts agreed to by the Parties) that require a hammermill shredding system and sealed chamber European style “Fridge Plant” (collectively, the “Venture’s Purpose”). Negotiation for additional services to be provided at new regional recycling centers will initially be conducted by ARCA. Negotiations will occur on an as available basis. ARCA will keep 4301 informed of the progress of all negotiations, and will seek the input of 4301 as ARCA negotiates the terms of any agreements within the scope of this Agreement for the Venture’s Purpose.

5.    ARCA will assign to AAP its rights under the original GE contract for the first recycling center and for the next two (2) additional recycling centers. After the initial three (3) recycling centers have been established, the Parties agree that, in connection with any additional contracts or any contracts between ARCA (or its affiliates) and other third parties relating to the Venture’s Purpose, AAP will have a thirty (30) day right of first refusal to have such agreement(s) assigned by ARCA to AAP. If AAP exercises such right of first refusal, AAP will establish additional recycling centers to perform the services required thereunder. A decision to accept or reject the additional recycling center(s) to be within the scope of this Joint Venture shall be made with the consent of both Parties, provided that ARCA will not assess any extra charge for such assignment and will not reject on behalf of AAP the right of first refusal in order to service the new recycling center itself or through its other Affiliates or independent third parties. If 4301 casts a negative vote causing AAP to reject its right of first refusal for the additional recycling center(s), ARCA shall be free to exercise any independent rights with respect to the proposed recycling center(s). If additional recycling centers are offered by GE to ARCA and ARCA is not interested in such additional recycling center(s), ARCA will recommend 4301 to GE for such opportunity. ARCA will also negotiate a purchase agreement on behalf of AAP for the acquisition by AAP of URT equipment and associated technology to remove the blowing agent out of the polyurethane foam to be removed from the recycled appliances. 4301 will provide its expertise in shredding appliances and will assign to AAP the shredding system equipment that has already been ordered by 4301. If the shredding system has not been delivered prior to the trigger event described in the first sentence of Section 2.1 below, such shredding equipment will be contributed to AAP upon delivery.

6.    4301’s existing shredding business, currently conducted in and about the Philadelphia, Pennsylvania area, will be assigned to AAP along with a real estate lease deposit, rights in and to a lease for the facility to be occupied by AAP, equipment deposits and other equipment at values agreed upon between the Parties as part of 4301’s initial capital contribution. Certain lines of business, described in Section 1 below, will be excluded from such transfer.

7.    It is the intention of the Parties hereto to state their agreements in order to reflect their current understandings about the intent of the Business. For that purpose, they agree as follows:

ARTICLE 1    SCOPE OF BUSINESS

ARCA is willing to assign its interests in and to its initial GE appliance recycling and disposal contract and to enter into a business relationship with 4301 through AAP or through any other company that the Parties incorporate or organize in the future (hereinafter collectively referred to as the “Companies”). The intention is that AAP will be the parent company, and that AAP will either qualify to do business in each state in which an AAP recycling center is established, or form a new company in each such state to perform the recycling required by the applicable regional contract (or other third party contract). 4301 agrees that all of the appliance recycling and shredding business activities that it or any affiliate has conducted in the past shall hereinafter be conducted through AAP and the Companies during the term the Parties continue to be engaged in the Joint Venture. All recycling and shredding of appliance business activities which have been conducted in the past through Safe Disposal Systems, Inc. are hereby assigned to AAP for the term of this Agreement. Notwithstanding the foregoing, 4301 may continue to engage in the refrigerant reclamation business, which shall be (i) excluded from the assignment described above, and (ii) exempt from any non-competition or other restrictions described in this Agreement.

ARTICLE 2	PARTICIPATION IN AAP AND OTHER COMPANIES TO DEVELOP THE BUSINESS

2.1    ARCA shall own a 50% interest in AAP, and 4301 shall own a 50% interest in AAP. Within thirty (30) working days after the later of the execution of this Agreement, the formation of AAP, or the execution of the initial GE contract by ARCA and the assignment of such contract to AAP, 4301 shall transfer and convey $2,000,000.00 (which contribution shall include as a credit against such contribution payments made by 4301 for the building lease deposit, equipment deposit, agreed value of equipment transferred by 4301 (which shall be transferred free of all liens and encumbrances except for liens on equipment held by Commerce Bank, M&T Bank and Case Credit for which 4301 shall remain responsible and shall indemnify and hold AAP and ARCA harmless therefrom), and Safe Disposal Systems’ and/or 4301’s existing shredder business conducted in and about the Philadelphia, Pennsylvania area (which existing shredder business shall have an assigned value of $1.00 to AAP) to AAP in exchange for a 50% equity interest. In exchange for a 50% interest in AAP, ARCA shall contribute to AAP, within thirty (30) working days after the later of the execution of this Agreement, the formation of AAP or the execution of the GE contract by ARCA, (i) the sum of $2,000,000.00 along with an assignment of its rights to the GE contract for the initial regional recycling center and two (2) additional regional recycling centers when and if obtained by ARCA (which GE contract shall have an assigned value of $1.00 to AAP), and (ii) the grant of the right of first refusal for additional recycling agreements secured by ARCA or its affiliates. Any additional contributions by either Party shall be treated as a loan or as an additional capital contribution, as agreed by both Parties.

The Parties hereto agree that any proposed sale or transfer of their respective equity in AAP and/or other Companies to a third party shall be subject to (i) the other Party’s right of first refusal to purchase such equity upon the same terms and conditions as offered by the third-party purchaser, and (ii) the other Party’s right to tag-along in such sale of equity pro-rata. In connection with any sale or transfer of equity, the selling Party shall give written notice to the Representatives of the other Party of its intention to sell part or all of its units, describing the price and the conditions of the sale and confirmation that such proposed sale is a bona fide offer with the proposed transferor’s independent confirmation as to its ability to pay the proposed price. The other Party shall have the right to acquire the units if it meets the price and other conditions as stated by the selling Party, and it notifies the selling Party of its acceptance of such offer within the ten (10) days after the receipt of the notice of sale. In the event that the other Party does not exercise its right of first refusal to acquire the units of the selling Party, then the selling Party shall be free to sell their ownership interest to the third party on the same terms and conditions as provided in the notice to the other Party, subject to the tag-along rights described above. Notwithstanding the foregoing right of first refusal and tag-along rights, the Parties hereto may transfer their equity in AAP or in the Companies to an Affiliate. As used in this Agreement, “Affiliate” of any particular entity means any other person or entity controlling, controlled by or under common control with such particular entity, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of an individual or entity whether through the ownership of voting securities, by contract or otherwise.

2.2    Term. The Joint Venture commenced effective on the later of the date of this Agreement or the date of the execution of the GE contract by ARCA, and shall continue on an indefinite basis unless terminated as provided pursuant to Article 9 hereof.

2.3    Purpose. The purpose for which the Joint Venture is organized is to enter into and perform services under contract(s) with GE for the collection, recycling and disposal of household appliances and components thereof, along with recycling and reclaiming metals through SDS’ existing business. If the Parties agree to expand the purpose of this Venture to include other purposes and projects which may, or may not be related to the Business, then the Parties shall jointly acknowledge such intentions in writing.

It is expressly understood that this Joint Venture is formed for the reasons described herein and for no other purpose, and that the Parties are not contemplating or making any permanent joint venture or permanent partnership agreement for any other purpose. Nothing in this Agreement shall be construed as a limitation of the powers or rights of any Party to carry on its business for its sole benefit. Except as specifically stated herein, this Agreement shall not be construed to grant to either Party any power to act as general agent for or to create any obligations on behalf of the other Party.

It is the intention of the Parties that the GE contracts to be executed by ARCA shall be satisfactory and acceptable to each Party. If, within ninety (90) days of execution of this Agreement, ARCA has not (a) negotiated a contract with GE acceptable to both Parties and (b) legally assigned such contract to AAP, then this Agreement shall terminate and the Parties shall not be bound by any contribution requirements described in Section 2.1 above.

2.4    Cooperation. The Parties each agree to cooperate with each other in furtherance of their common purpose. However, it is understood that ARCA will be the primary contact for dealing with GE. Each Party also agrees to use its best efforts in connection with its responsibilities in this Joint Venture including doing all things reasonable and necessary to preserve good relationships with GE. However, neither Party shall enter into separate contractual or other arrangements with GE without disclosure to and consent of the other.

2.5    Services. Both of the Parties acknowledge they will cooperate in carrying out the purposes of the Joint Venture, but neither of them shall be required to devote any fixed amount of time thereto. Each of the Parties may engage in any other businesses or activities except that each of the Parties covenants, warrants and represents that it shall not own, control or engage in, directly or indirectly, any business which specifically competes with AAP or the

Companies for the Venture’s Purpose. Breach of any of the representation, warranties and covenants contained herein shall subject the Party in breach to a claim by the other for legal and equitable relief, including, but not limited to attorneys’ fees and costs.

ARTICLE 3	REPRESENTATIONS AND WARRANTIES

3.1    Formation. Each Party represents and warrants to the other that it is a corporation or limited liability company in good standing in the state in which it was organized and in all states where it has a business presence.

3.2    Authority. Each Party represents and warrants to the other that resolutions have been duly adopted by each of its respective Board of Directors/Board of Managers which authorize each of the respective Parties to enter into this Joint Venture Agreement and said resolutions have duly appointed and designated an individual to act as Representative and alternate Representative on behalf of each Party in dealing with the other.

ARTICLE 4	FISCAL MATTERS

4.1    Contributions. The contributions of each Party shall be as described in Section 2.1 above. Additional contributions shall be due from each of the Parties as determined by mutual consent of the Parties. Any such additional contributions shall be consistent with the Parties’ respective ownership percentages in the Joint Venture, unless the Parties agree that one Party shall make a larger contribution and shall, in return, receive a greater share of equity of the Joint Venture.

4.2    Equipment. In the event either Party desires to purchase on behalf of the Joint Venture a capital asset, the written consent of the other Party is required; however, nothing herein shall prevent any Party from acquiring, as its own, any equipment that is thereafter made available, in whole or in part, to the Joint Venture. AAP or the Companies shall own any equipment acquired by the Joint Venture and each of the Parties shall have joint responsibility regarding the payment therefore consistent with their respective ownership percentages. For purposes herein, equipment shall be defined as any asset which must be capitalized, not expensed, on the financial statements of AAP or the Companies in accordance with generally accepted accounting principles and ARCA’s current significant accounting policies. Any third party debt associated with the purchase of any equipment shall be guaranteed jointly by each of the Parties where required. Thereafter, each of the Parties shall share in the depreciation, depletion, gains or loss of the Joint Venture with respect to such equipment consistent with their respective ownership percentages.

It is anticipated that each of the Parties shall furnish to the Joint Venture the major equipment, facilities and other resources as listed on Exhibit B, which shall be modified from time to time by both of the Parties as additional contributions for such acquisitions are determined to be necessary by the Representatives of each Party.

Equipment required in connection with the performance of the contract(s) and owned by either ARCA or 4301 and made available for use by the Joint Venture, shall be rented to the Joint Venture at agreed rates. Such equipment shall be in first-class working condition when received by AAP or the Companies. Appropriate rental agreements shall be prepared and executed.

4.3    Loans or Cash Contributions. No Party shall be required to make any loan or capital contribution to the Joint Venture. Any loan or cash contribution may not be made without the written consent of the other Party. In the event any Party loans any funds to the Joint Venture, said loan shall be evidenced by a Promissory Note which shall contain such terms as are approved by both Parties. Unless otherwise agreed by the Parties, the Promissory Note shall bear interest at the prime rate of interest plus three (3) percentage points as reported, from time to time, by the Wall Street Journal (Money Rates section).

4.4    Voluntary Contributions. In the event any Party makes a voluntary contribution of capital to the Joint Venture, provided written consent is obtained by the other Party, such Party shall not receive an increase in its share of net profits or losses or reduction of its liability with respect to the Joint Venture; but such voluntary contribution, upon dissolution, shall be distributed to such contributing Party plus interest at the prime rate plus three (3) percentage points as reported, from time to time, by the Wall Street Journal (Money Rates section) prior to distribution of any accumulated but unpaid profits.

ARTICLE 5	BOOKS AND RECORDS

5.1    Books. AAP will maintain all accounting records related to the Joint Venture. Monthly, no later than two (2) weeks after month end, operating results in the form of a profit and loss report, balance sheet and cash flow statement along with various other accounting reports will be made available to both Parties upon request. A monthly meeting in the form of an onsite meeting at AAP’s headquarters (or, if the physical presence of both sides is not possible, a conference call) will be held to discuss the operating results and financial condition of the Joint Venture. It is in the interest of the Joint Venture to allow the Parties to utilize the equity method of accounting in accordance with generally accepted accounting principles.

5.2    Financial Arrangements. The Parties agree to establish a checking account in the name of AAP or each of the Companies, as the case may be. From time to time, the Parties may agree to establish additional accounts in the name of AAP. Each of the Parties agrees to contribute its net profit from its portion of the Joint Venture undertakings involving the Joint Venture, into the Joint Venture checking account. All advances and/or remittances from GE, and all other income arising from operations of the Joint Venture, shall be deposited in said general account and all payments and disbursements shall be made from said general account; provided that the Joint Venture may establish other bank accounts with such other banks as the Parties may determine to be necessary and proper for the efficient operation and management of AAP’s activities and such other accounts shall be established with and maintained by funds transferred from time to time from the general account. All bank accounts established by the Joint Venture shall require the signatures of one (1) Representative of each party on all checks or other withdrawals in excess of $25,000; provided, however, that checks or wire transfers to suppliers approved by the Parties may be executed or approved by the General Manager. All persons authorized to draw against the funds of the Joint Venture shall be bonded in such company or companies and in such amounts as the Parties shall determine.

Upon request, copies of all checks, along with the check register and bank statements, will be provided to each Party at the end of the following month. Each Party will be provided with access to such account for on-line review purposes only.

5.3    Fiscal Year. The fiscal year of the Joint Venture shall end as of the calendar year, based upon a 52-53 week year, unless a different fiscal year is selected by agreement of the Parties and allowed pursuant to the Internal Revenue Code of 1986 as amended.

5.4    Financial Information. Each party to this Agree-ment agrees to, upon demand and at all reasonable times, to provide the other party with any and all financial records and/or information relative or pertinent to the Joint Venture or the promotion, sale, or other provision of services relating to the Business or other projects subsequently undertaken by the Parties under the scope of this Agreement, whether or not the information is received or provided by one Party from or to the Joint Venture but not the other or between each Party. AAP shall annually have independently prepared audited financial statements of AAP and the Companies which shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

ARTICLE 6	RESTRICTIONS ON PARTIES

6.1    As to Note or Obligation. No Party shall make or endorse any note, or procure money upon the written promise of the Joint Venture or discount any notes or obligations of, except to the extent that the other Party shall agree. However, nothing herein contained is intended to limit or abridge the right of a designated Representative of each Party who is properly authorized to sign checks, notes, make withdrawals or other evidence of debt in the regular course of the Business.

6.2    Restrictions. No Party, without the consent of the other, shall:

A.    borrow money in the Joint Venture name for Joint Venture purposes or utilize collateral owned by the Joint Venture as security for such loans;

B.    assign, transfer, pledge, compromise, or release any of the claims or debts due the Joint Venture except on payment in full;

C.    make, execute or deliver:

i.any assignment for the benefit of creditors; and

ii.any bond, confession of judgment, guaranty, indemnity bond or surety bond;

D.    assign, pledge, transfer or hypothecate, any asset or any interest of either of the Parties in the Joint Venture (including any interest in monies belonging to or which may accrue to the Joint Venture);

E.    invest in, or make expenditures for fixed assets which shall be capitalized, or any other asset;

F.    sell any asset of the Joint Venture;

G.    make any distribution to itself of profits or cash available without consent of the other Party;

H.    borrow money on behalf of any other Party, or to use the credit of any other Party for any purpose;

I.    act as a general agent for any other Party, or to bid for or undertake any other contracts for or on behalf of any other Party;

J.    assign or cause to be terminated the contracts with GE assigned to the Joint Venture; or

K.    do any act detrimental to the best interest of the Joint Venture or which would make it impossible to carry on the Joint Venture.

ARTICLE 7	PROFITS AND LOSSES

7.1    Division of Net Profit. Except as otherwise provided herein, ARCA shall be entitled to fifty percent (50%) of the net profits earned by the Joint Venture, and 4301 shall be entitled to fifty percent (50%) of the net profits earned by the Joint Venture. Distributions from the Joint Venture account shall be made upon the signature of an authorized Representative of each Party, and at times agreed to by the Parties. AAP will make commercially reasonable efforts as permitted by law or AAP’s lender(s) to distribute to the Parties cash distributions based upon each Party’s ownership interest in AAP that would be sufficient to cover the Parties’ income tax liabilities resulting from its ownership of equity in AAP. Such distributions shall be made to the Parties based upon their ownership interest in AAP but computed utilizing the highest combined federal and state income tax rate(s) that may be applicable to either of the Parties or their respective members, as applicable. If there is a disparity in income tax distributions to the Parties, the Party not receiving its equal share shall receive the difference from the next operating or liquidity distributions to the Parties until cumulative income tax distributions to the Parties are equal.

7.2    Losses. Losses, if any, shall be apportioned between the Parties consistent with their ownership percentages.

ARTICLE 8	MANAGEMENT OF THE JOINT VENTURE

8.1    Management. The Joint Venture shall be managed by Brian Conners who shall be the designated “General Manager.” Except as otherwise limited by Article 6, Brian Conners shall be entitled to exercise control, management, and operation with respect to decisions affecting the Joint Venture. Each of the Parties shall designate one representative (each a “Representative”) and one alternate representative (“Alternate Representative”) with full power to act on behalf of such Party on the Management Committee (as described in Section 8.2 below). In the absence of Brian Conners, the Parties shall jointly designate an individual to replace Conners as the “General Manager” for the Business.

8.2    Management Committee. In order to facilitate handling of matters and questions in connection with performance of the contract for the Project, there is hereby appointed a Management Committee consisting of two persons, one of whom shall be a representative of ARCA, and one of whom shall be a representative of 4301. Each of the parties appoints the following Representative (and Alternate) to the Management Committee to act on behalf of the respective parties in relation to any matters or things in connection with, or arising out of the Joint Venture, and to act for and bind the respective parties appointing such representative in any and all matters involving performance of the Business, including but not limited to those of a contractual nature with GE or other third parties:

Title
ARCA Representatives:	Edward (Jack) Cameron	CEO & President
Alternate:	Peter Hausback	CFO

4301 Representatives:	Brian Conners	President
Alternate:	James Ford	Principal

Either party may at any time change its representatives by filing with the other party a notice and duly executed appointment of a new representative and/or alternate, but until the appointment and filing of notice, the actions of the representatives and alternate hereby appointed shall be conclusively binding on such party. Any change to the Representatives or Alternates set forth above, shall be subject to the approval of the other party, and such approval shall not be unreasonably withheld.

The Representatives listed above shall meet from time to time as required to act on necessary matters pertaining to the Business. The Representatives of either party shall have the power to call such meetings when considered necessary, or when required by the General Manager. The parties shall endeavor to reach unanimous decisions on all matters. In the event that unanimity is not reached, however, the members of the Management Committee shall vote on such issues or decisions, with the vote to be weighted in accordance with the Parties’ percentages of interest in the Joint Venture as set forth above.

No Representative shall be liable to the parties of the Joint Venture by reason of his or her acts in such Representative capacity except in the case of gross negligence or actual fraudulent or dishonest conduct.

8.3    Payroll. With the exception of Brian Conners who shall be paid by AAP as provided herein, all salaried personnel furnished by either Party shall remain employees of such party and shall be billed to the Joint Venture at cost.

8.4    Accounting. The Parties shall mutually agree on an independent certified public accountant or public accountant for the Joint Venture. The accounting and other administrative records shall be maintained in the offices of AAP.

8.5    Insurance and Bonds.

A.    The Joint Venture shall obtain Public Liability, Workers’ Compensation, as well as any other insurance that may be required or advisable, that will protect, defend, and indemnify the Joint Venture, ARCA and 4301 from insurable accidents, losses or claims which may arise in the course of performance of the Business. Fidelity coverage shall be obtained by the Joint Venture for loss caused by any person in the employ of the Joint Venture, ARCA or 4301. The cost of such insurance attributable to the Joint Venture shall be an expense of the Joint Venture.

B.    Each party shall bear the financial and legal obligations assumed as guarantor or indemnitor in connection with any performance bonds or other bonds which may be given or executed in connection with the Business as required by any surety.

ARTICLE 9	DISSOLUTION OF JOINT VENTURE

9.1    Dissolution - Voluntary. The Joint Venture shall be dissolved upon ninety (90) days written notice from AAP to the Parties upon any of the following events:

A.    the cessation of business by the Joint Venture pursuant to the mutual agreement of each Party; or

B.    the Parties agree that the Business of the Joint Venture can only be carried on at a loss.

Nothing shall prevent the Parties from mutually agreeing to shorten or lengthen the notice period set forth above.

Notwithstanding the foregoing, the Parties agree to take such measures as are required to wind down the Business and separate the assets of the Joint Venture.

9.2    Dissolution - Involuntary or by Operation of Law. The Joint Venture shall be dissolved, by operation of law, upon any of the following events:

A.    the bankruptcy or insolvency of either Party. “Bankruptcy or insolvency” shall be deemed to occur when a Party files a petition in bankruptcy, makes an assignment for the benefit of creditors, voluntarily takes any advantage of any federal or state bankruptcy or insolvency law, is adjudicated a bankrupt or insolvent, or, if a proceeding is instituted against a Party proposing as adjudication as a bankrupt or an insolvent and there is no objection within sixty (60) days of the filing unless the proceedings were discharged or denied prior thereto; when a Party has been guilty of such conduct as tends to affect prejudicially the carrying on the business of the Joint Venture, as determined by arbitration;

B.    a Party willfully or persistently commits a breach of this Joint Venture Agreement or otherwise so conducts itself in matters relating to the Business of the Joint Venture that it is not reasonably practicable to carry on the business of the Joint Venture, as determined by arbitration; or

C.    order of a court of appropriate jurisdiction or by an award of an arbitration, as the case may be.
In the event of an involuntary termination or termination by operation of law, the Joint Venture shall terminate as soon as practicable, but not later than sixty (60) days after the basis for termination is finally determined by the event itself, or by any arbitration award.

9.3    Books and Records. Unless otherwise agreed upon by the Parties, and subject to the terms of this Agreement, upon termination or expiration of the GE contract or in the event of any dissolution of the Joint Venture, all final original records for the Business as well as all other books and records of the Joint Venture shall be retained by the Joint Venture, and the affairs of the Joint Venture shall be liquidated and wound up in accordance with the provisions of this Article. such books and records shall be retained by the Joint Venture, or any other agreed upon representative of the Parties, for inspection and use for a period of seventy-two (72) months following the termination of the Joint Venture.

The Joint Venture shall produce on at least a monthly basis financial statements consistent with Article 5 of this Agreement relating to the Business to be submitted to each of the Parties not later than twenty (20) days after the end of each calendar month. A final profit and loss statement, including a statement of final profit distribution, must be submitted to each of the Parties no later than ninety (90) days after termination of the Joint Venture.

9.4    Winding Up. In the event of winding up the af-fairs of the Joint Venture, the Parties shall continue to share profits and losses according to their respective interest in the Joint Venture as of the date of dissolution until the Joint Venture is completely wound up. The Parties shall proceed with reasonable promptness and in good faith to sell any personal property owned by the Joint Venture. A winding up shall be in accordance with the following provisions.

A.    4301 shall have a right of first refusal to purchase at the then fair market value any equipment that 4301 contributed to AAP and to assume and obtain a release of AAP and ARCA of the lease for the premises located at 4301 North Delaware;

B.    ARCA shall receive all rights to the GE contracts (through a re-assignment or a cancellation of its assignment to AAP);

C.    a full and general account shall be taken;

D.    all accounts receivable of the Joint Venture shall be collected by the Joint Venture, and the net proceeds thereof shall be deposited in the depository account;
E.    the Joint Venture shall pay or provide for all debts and liabilities to creditors of the Joint Venture, in the order of priority as is provided by law;

F.    if any Party deems it reason-ably necessary, a reserve shall be set up for any contingent or unforeseen liabilities, or obligations of the Joint Venture arising out of or in connection with the Business of the Joint Venture. Such reserves shall be paid over to an escrow agent agreeable to the Parties to be held for the purpose of disbursing such reserve and payment of any such contingency;

G.    any amounts owed to a Party for loans and accrued interest to the Parties, or voluntary contributions to capital shall be paid; and

H.    any remaining proceeds from the sale or collection of assets shall be divided between the Parties as to their respective ownership interest in the Joint Venture.

9.5    Owner Disputes. In the event of a dispute relating to the fair market value of assets of the Joint Venture upon termination of the Business, the Joint Venture shall submit such dispute to binding arbitration as hereinafter provided.

ARTICLE 10	OBLIGATIONS OF THE PARTIES

10.1    The Management Committee shall make all material decisions regarding the following matters:

A.    Drafting the operations manual;

B.     Designing the operations;

C.    Hiring and terminating Management, Operations, Technical and Production personnel;

D.    Directing the training of the personnel (technical, sales, and operations);

E.    Hiring and terminating the auditors that shall audit the books and the accounting of the

Companies;

F.    Establishing agreements with vendors for the Business;

G.    Locating and leasing physical facilities to carry out the Business activities;

H.    Establishing and keeping good relations with suppliers, personnel and authorities;

I.    Designing and controlling operations;

J.    Promoting the development of sales and general activities of the Companies; and

K.    Drafting the annual budget.

For all those responsibilities, Brian Conners and Jack Cameron may request assistance form the other Representatives and such other Representatives shall provide such assistance as reasonably requested.

Any affiliated company designated by Jack Cameron may perform the management lead activities for which Jack Cameron is responsible.

Brian Conners will receive an annual salary of Two Hundred Thousand and No/100ths Dollars ($200,000.00) from AAP, as a management fee for leading the management of AAP. In addition, the Joint Venture shall provide such benefits to Brian Conners, including health insurance, life insurance, disability insurance, paid vacation days, use of an AAP-owned vehicle, and an expense account, all as shall be further detailed in a separate employment agreement agreeable to the Parties. Such employment agreement shall also include a covenant not to compete agreeable to the Parties and Brian Conners. In the event that new Companies are set up to carry on the Business, both Parties shall review and adjust the annual salary Brian Conners is entitled to receive. Brian Conners may receive the foregoing amount personally or through one of his affiliated companies, as he chooses; and for that purpose, a service agreement may be executed either by Brian Conners or his company and AAP. Except as otherwise provided herein or as may be agreed upon by the Parties, neither Brian Conners nor any other principal of ARCA or 4301 shall receive any other compensation from AAP or the Companies.

10.2    ARCA shall (1) provide all technical assistance needed as requested by AAP for all activities related to the pick up, storage, material removal and related services required for the recycling of household appliances relating to the GE contracts and any other contracts assigned to AAP; (2) Provide logistics support and assistance; (3) Acquire on behalf of AAP equipment necessary to remove the blowing agent out of any polyurethane foam; (4) Negotiate and execute contracts with GE for the sources of appliances to be recycled through AAP, and assign such contracts to AAP or an Affiliate of AAP; (5) Refer, as ARCA deems appropriate in its sole and absolute discretion, its clients to AAP who want to do business in any regional area serviced by AAP and/or the Companies; and (6) offer to AAP, pursuant to the right of first refusal described above, the assignment of any new recycling contracts with GE or other third parties with respect to the Venture’s Purpose.

10.3    4301 shall (1) provide all technical assistance needed as requested by AAP for all activities related to the pick up, storage, shredding, and related services required for the recycling of household appliances relating to the GE contracts and any other contracts assigned to AAP; (2) Provide logistics support and assistance; (3) Acquire on behalf of AAP equipment necessary to shred recycled household appliances; (4) Refer, as 4301 deems appropriate in its sole and absolute discretion, its clients to AAP who want to do business in any regional area serviced by AAP and/or the Companies.

4301 will cause SDS to assign to AAP, and AAP will assume, a lease for a facility that serves as a recycling center in the Philadelphia, Pennsylvania area. AAP will enter into such leases for such other regional recycling areas in each region where GE develops a defined area for its Home Depot customer contracts (which GE contract shall be assigned to AAP by ARCA). AAP will have the right to the assignment of the GE contract for the initial three (3) recycling centers. ARCA shall have the sole and exclusive rights to acquire additional GE contracts for other regions or territories created by GE, subject to AAP’s right of first refusal described above.

It is anticipated that AAP will require approximately $3.8 million to purchase the machine necessary to remove the blowing agent out of the polyurethane foam, with approximately $1.8 million required by AAP to acquire a new shredder. It is also contemplated that AAP will require an additional approximately $1.6 Million for initial start up working capital. The source of these funds will be the capital contributions of the Parties (described in Section 2.1) plus additional money which AAP anticipates borrowing from a third party lender upon such terms and conditions as approved by ARCA and 4301. As additional recycling centers are opened in additional regions, additional capital contributions may be required from each of the Parties on an equivalent basis to acquire such additional machines and equipment as necessary for the additional recycle centers. Each additional capital contribution is subject to the mutual consent of the Parties.

ARTICLE 11	CORPORATE DISPOSITIONS APPLICABLE FOR AAP AND/OR ANY OTHER NEW COMPANY THROUGH WHICH THE PARTIES DEVELOP THE BUSINESS

11.1    The Companies shall be controlled at the highest level by their respective Board of Directors or Management meetings, which meetings shall occur as established in the corresponding Operating Agreements. In the event that either Party shall do any of the following actions without the consent of the other Party, then the non-offending Party shall have a right to sell its equity interest to the offending Party or a third party, or the non-offending Party shall have the right to purchase the equity interest of the offending Party (all at the option of the non-offending Party) in the Joint Venture without the consent of the offending Party and without being bound by the right of first refusal and tag-along requirements set forth in Section 2.1: (a) accepting one or more loans on behalf of AAP for an amount over $20,000; (b) granting, on behalf of AAP or the Companies, any kind of guarantees to guarantee such Party’s obligations or the obligations of any third party; (c) proposed sale of any membership interest issued by AAP or the Companies, which sale is not conducted in accordance with Section 2.1 above; (d) sale of any assets of AAP or the Companies outside the ordinary course of business for an amount in excess of $20,000; (e) granting of powers of attorney to individuals to conduct any of the actions described in (a) through (d) above; and (f) approving any “Related Party Transactions”, whereby one Party or its Affiliates benefit financially from an agreement or arrangement with AAP or the Companies.

ARTICLE 12	ARCA’S RIGHT TO PURCHASE 4301’s MEMBERSHIP INTEREST AND 4301’s OBLIGATION TO SEll ITS INTEREST TO ARCA; PUT/CALL; VALUATION; AND POST CLOSING ADJUSTMENT

12.1    ARCA shall have the right to purchase and 4301 shall sell 4301’s interest in AAP and all the Companies, whenever Brian Conners ceases voluntarily to continue providing his management leadership to AAP and the Companies by himself or by the person or company named by him to do so who is acceptable to ARCA, or if 4301 or Brian Conners materially breaches this Agreement or is removed by the Management Committee for “cause” (as such term is defined in Mr. Conners’ employment agreement to be negotiated and agreed upon by the Parties and Mr. Conners).

12.2    After the third recycling center has been successfully opened by AAP, either Party, upon ninety (90) days notice to the other Party, shall have the right to purchase the other Party’s interest in AAP and each of the Companies.

12.3    The price payable by either Party for its interest in AAP and each of the companies shall be the “Fair Market Value” of such interest determined in accordance with the following, which shall apply to each Party’s interests in AAP and each of the Companies:

For purpose of this Section 12, the term “Fair Market Value” for a purchase of a Party’s interest shall mean what a comparable seller of a comparable business would accept in a transaction between non-affiliated parties (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the applicable creditworthiness of purchaser, brokerage commissions savings, if any, which would be payable by a seller in similar transactions, and other generally applicable conditions of sale for such Comparable Transactions. The intent is that a buyer will obtain the same pricing and other economic benefits that a seller would otherwise give in Comparable Transactions, taking into account the economic payments and concessions that a seller may make and receive in the subject transaction. Should the purchasing Party wish to retain the other Party’s representatives as employees or in positions of management, then such arrangements shall be subject to negotiation and agreement between the Parties.

A.    Upon a Party (“Buyer”)’s delivery of a notice to purchase, which, if applicable, shall include written notice to the other Party (“Seller”) to determine Fair Market Value (“Buyer’s Notice to Request Valuation”), Seller shall determine the Fair Market Value by using its good faith judgment. Seller shall provide written notice of such amount (“Seller’s Notice of Initial Valuation”) within twenty (20) days alter receipt of Buyer’s Notice to Request Valuation. Buyer shall have fifteen (15) days (“Buyer’s Review Period”) after receipt of Seller’s Notice of Initial Valuation within which to accept such Fair Market Value or to reasonably object thereto in writing. In the event Buyer objects, Seller and Buyer shall attempt to agree upon such Fair Market Value during the ten (10) days following Buyer’s Review Period (“Outside Agreement Date”), then each Party shall place in a separate sealed envelope their final proposal (together with such supporting documentation and reasoning as they consider appropriate) as to Fair Market Value and such determination shall be submitted to arbitration in accordance with the procedure described below. Failure of Buyer to so elect in writing within Buyer’s Review Period shall conclusively be deemed of Buyer’s approval of the Fair Market Value determined by Seller.

B.    In the event that Seller fails to timely provide Buyer with Seller’s Notice of Initial Valuation within such twenty (20) days, then Buyer shall have the exclusive right to provide the initial notice of valuation to Seller within five (5) days after the expiration of such twenty (20) day period, in which event Seller shall have fifteen (15) days (“Seller’s Review Period”) alter receipt of Buyer’s notice of the Fair Market Value within which to accept such Fair Market Value. In the event Seller fails to accept in writing such value proposed by Buyer, then such proposal shall be deemed rejected, and Seller and Buyer shall attempt in good faith to agree upon such Fair Market Value using their best good faith efforts. If Seller and Buyer fail to reach agreement within fifteen (15) days following Seller’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each Party shall place in a separate sealed envelope their final proposal (together with such supporting documentation and reasoning as they consider appropriate) as to the Fair Market Value and such determination shall be submitted to arbitration in accordance with the procedure described below.

C.    The Parties shall meet with each other within ten (10) days after the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence. If Seller and Buyer do not mutually agree upon the Fair Market Value within five (5) days of the exchange and opening of envelopes, then, within ten (10) days of the exchange and opening of envelopes, Seller and Buyer shall use reasonable efforts to agree upon an arbitrator. If they fail to agree upon an arbitrator within such period of time, then Seller and Buyer each shall appoint an arbitrator, both of whom shall agree upon a third (3rd) arbitrator (who, in the absence of their agreement after five (5) days, shall be appointed by the American Arbitration Association). Each such arbitrator who shall be a business valuation expert or broker who shall have been active over the ten (10) year period prior to such event in selling or valuing business interests. Neither Seller nor Buyer shall consult with such arbitrator(s) as to its opinion as to Fair Market Value prior to the appointment. The determination of the arbitrator(s) shall be limited solely to the issue of whether Seller’s or Buyer’s submitted Fair Market Value for the Seller’s interest(s) in AAP and the Companies is the closest to the actual Fair Market Value for the Seller’s interest(s) in AAP and the Companies as determined by the arbitrator(s), taking into account the requirements of this Paragraph 12.3.

D.    The arbitrator(s) may hold such hearings and require such briefs as the arbitrator(s), in his, her or their sole discretion, determine(s) is(are) necessary. In addition, Seller or Buyer may submit to the arbitrator(s), with a copy to the other Party, within five (5) days alter the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of the Fair Market

Value (“FMV Data”) and the other Party may submit a reply in writing within five (5) days alter receipt of such FMV Data. Seller and Buyer shall equally share the fees and costs of the single or third arbitrator. Each shall be responsible for the fees and costs of the arbitrator appointed by each Party.

E.    The arbitrator shall, within thirty (30) days of his or her appointment, reach the decision as to whether the Parties shall use the Seller’s or Buyer’s submitted Fair Market Value, and shall notify Seller and Buyer of such determination.

F.    The decision of the arbitrator shall be conclusive as to Seller and Buyer.

G.    The costs of arbitration shall be equally paid by Seller and Buyer.

H.    Any purchase and sale documents shall require a warranty and representation of the Buyer and Seller that neither Party is aware of any pending transactions or events which in their reasonable business judgment could affect the Fair Market Value of AAP at the time of closing.

12.4    Post Closing Adjustment. In the event of a Change of Control (defined below) with respect to AAP that occurs within the six (6) month period beginning on the date of the closing of the Seller’s interest in AAP (“Effective Date”) that results in a Change of Control Premium (defined below), the Fair Market Value shall be increased pursuant to the terms of this Section 12.4. For purposes of this Section, a “Change of Control” shall mean an offer is made for (i) the transfer of all or substantially all of AAP’s assets in a single transaction or a series of transactions; or (ii) a merger, consolidation or other transaction with respect to AAP and/or the remaining Party whereby the remaining Party owns less than 50% of the voting power of AAP, and a closing occurs with respect to such offer during or after such six (6) month period upon such offer. For purposes of this Agreement, “Change of Control Premium” shall mean the amount by which the total consideration received by AAP and/or the Buyer, as applicable and excluding only reasonable compensation for services actually performed or to be performed, in the Change of Control transaction exceeds the Fair Market Value paid to Seller (the “Change of Control Premium”), determined pro rata as if all of the ownership interests of AAP were sold in the change of control transaction. The amount by which the amound paid to the Seller shall be increased (the “Change of Control Adjustment”) shall be equal to one half (1/2) of the amount of the Change of Control Premium.

ARTICLE 13	NON COMPETE

While 4301 has an interest in AAP and/or any of the Companies, 4301 shall not compete nor develop activities which may be considered competing with AAP’s or the Companies’ activities. Notwithstanding the foregoing, in the event 4301 sells its interest in AAP and the Companies, any non-compete provisions hereunder shall no longer apply, except that (a) no services may be provided directly or indirectly to or contracted with GE, Home Depot, or another appliance manufacturer or retailer or their respective end-user customers contracting with either GE or Home Depot, and (b) no services may be provided to another appliance manufacturer or retailer with whom AAP is conducting business at the time of such sale of its interest.

ARTICLE 14	GOVERNANCE OF THE COMPANIES

Except as otherwise provided herein and applicable to AAP and each of the Companies, their Operating Agreement shall be standard and reflecting the laws of the place of their respective place of formation.

ARTICLE 15	COMMERCIAL NAMES TRADEMARKS

ARCA hereby grants to AAP and the Companies a royalty-free license to use the “ARCA” trademark and commercial name to conduct the Business activities under the scope of this Agreement as will be described in greater detail in a separate written license agreement.

ARTICLE 16	FULL AGREEMENT

This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof, and the amendment, modification, or waiver of any provision hereof or consent hereunder will, unless otherwise provided herein, not be valid unless in writing and signed by both of the Parties. This Agreement supersedes and replaces all prior agreements and understandings between the Parties, whether oral or written, pertaining to the subject matter hereof.

ARTICLE 17	FURTHER STEPS

Each of the Parties will execute, acknowledge and deliver all further instruments necessary or appropriate for the implementation of the provisions of this Agreement.

ARTICLE 18	NOTICES

Except as otherwise expressly provided herein, all notices required or permitted to be given pursuant to this Agreement must be in writing and must be delivered by hand or sent by registered mail (return receipt requested), by nationally recognized overnight courier, or by facsimile confirmed within ten days from the date of the telex by registered mail, to each of the Parties at their addresses as shown herein below:

ARCA		4301
Attention:	Mr. Edward (Jack) Cameron	Attention:	Brian Conners
Appliance Recycling Centers of America, Inc.		Safe Disposal Systems, Inc.
Address:	7400 Excelsior Boulevard	Address:	4301 N. Delaware Ave.
	Minneapolis, MN 55426		Philadelphia, PA 19137
Telephone:	(952) 930-1707	Telephone:	(215) 332-3134
E-mail:	jcameron@arcainc.com	E-mail:	bconners@safedisposal.com

ARTICLE 19	HEADINGS

The article headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any of the provisions of this Agreement.

ARTICLE 20	COUNTERPARTS

This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

ARTICLE 21	LIMITATION ON ASSIGNMENT

Except for (a) an assignment in connection with a permitted transfer of equity issued by AAP or the Companies, as provided herein or in the Operating Agreement of AAP and the Companies, (b) an assignment by a Party to an Affiliate, or (c) an assignment by a Party pursuant to a sale of all or substantially all of its assets, neither this Agreement nor any rights of any Party hereunder may be assigned by either Party without the prior written consent of the other Party.

ARTICLE 22	DISPUTE SETTLEMENT

If a dispute arises among the Parties (for the purpose of this Article 22, 4301 is one Party and ARCA one Party) with respect to this Agreement, they will attempt in the first instance to resolve such dispute through negotiation. If the dispute cannot be resolved in this manner to the satisfaction of the Parties within ten (10) days after the date a Party has notified the other Party in writing of such dispute, then the dispute will be finally settled by binding arbitration. Arbitration procedure shall take place in Hennepin County, Minnesota pursuant to the rules of the American Arbitration Association. Judgment upon any award rendered may be entered in any court having jurisdiction over the award or any of the Parties to this Agreement, or application may be made to such court for judicial acceptance of such award and an order of enforcement, as the case may be.

In any such arbitration, there will be three arbitrators, all of whom will be fluent in English. The initiating Party will appoint one arbitrator, and the defending Party will appoint one arbitrator. The third arbitrator will be appointed by the head of the relevant arbitration association or as provided by law and will serve as chairman of the arbitration panel.

22.1    Award. The arbitration award will be final and binding on the Parties, and the Parties agree to be bound thereby and will act accordingly. All decisions of the arbitrators shall be by majority vote.

22.2    Costs. The costs of arbitration will be borne as determined by the arbitration award.

22.3    Enforceability. Any award of the arbitrators will be enforceable by the Parties in any court having jurisdiction over the Party against which the award has been rendered or having jurisdiction at the place where assets of the Party against which the award has been rendered can be located.

22.4    Continued Performance. When any dispute among the Parties occurs and when any dispute between the Parties is under arbitration, except for the matter under dispute, they will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement.

22.5    Deadlock and Dispute Resolution. In the event of a deadlock, or in the event of any other dispute arising under the terms of this Agreement (except a dispute in which AAP and/or the Companies or a Party seeks injunctive relief hereunder), AAP, the Companies and Parties agree to submit the disputed issue to binding arbitration as provided herein pursuant to AAA rules governing the disputed issue. In the event of a deadlock, the Parties agree to each pay their own attorneys’ fees. In the event of any other non-deadlock dispute (except a dispute in which a Party seeks injunctive relief as provided hereunder, which shall be governed as provided below), the non-prevailing Party shall pay all attorney fees, costs and disbursements of the prevailing Party, as well as the arbitrators’ fees. If a Party seeks injunctive relief, as provided hereunder, the state and federal District Courts of the State of Minnesota shall have exclusive jurisdiction of all such litigation and the Parties hereby consent to the exclusive jurisdiction of such courts for any such proceedings. In all such litigation, the non-prevailing Party shall pay all attorneys’ fees, costs and disbursements of the prevailing Party, together with any other damages or relief awarded by the Court.

ARTICLE 23	SEVERABILITY

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. The Parties agree to replace any invalid, illegal or unenforceable provision of this Agreement by valid, legal and enforceable provisions which achieve, to the extent possible, the economic and other purposes of the invalid, illegal or unenforceable provision.

ARTICLE 24	GOVERNING LAW

This Agreement will be deemed to be a contract made under the laws of the State of Minnesota and will for all purposes be governed by and construed in accordance with the laws of Minnesota.

ARTICLE 25	MISCELLANEOUS

25.1    Confidentiality. Each Party warrants and represents it will keep confidential all known financial and business information disclosed by customers of either Party, including marketing programs, advertising programs, name and location of accounts (collectively called “trade secrets), obtained from or disclosed by the other Party or developed in the course of the pursuit of the Business of the Joint Venture until this Joint Venture Agreement is terminated and for five (5) years thereafter. Notwithstanding termination of this Agreement, any breach of the warranty of confidentiality occurring prior to or after termination shall be considered a material breach of this Section 25.1 by the offending Party and the aggrieved Party may seek all available damages at law or in equity, plus all reasonable attorneys fees and costs incurred in such effort. Further, the Parties agree to be bound by any agreement of confidentiality either has with third parties as the same relates to the Joint Venture.

25.2    Indemnity. Each Party agrees to indem-nify and hold the other(s) harmless to the extent that any other Party pays more than its respective share of any permissible debt, liability, or obligation of the Joint Venture incurred in accordance with the terms and conditions of this Agreement. Additionally, each party agrees to indemnify and hold harmless the Joint Venture and the other Party for all amounts paid by or by the other Party on any debt, liability or obligation claimed against the Joint Venture or the other Party where said debt, liability, or obligation was not incurred in accordance with the terms and conditions of this Agreement. This indemnification includes all costs, expenses and obligations of the other Party or the Joint Venture, or both, as the case may be, including attorneys’ fees and costs paid or incurred, with regard to any debt, obligation, or liability asserted against any other Party, as the case may be, and the attorneys’ fees incurred in enforcing this indemnification against any other Party.

25.3    Waiver. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the person or party against who charged.

25.4    Publicity. All public statements and releases including the issuance of photographs, renderings, and the like to all media for the duration of this Joint Venture are subject to the prior approval of the Management Committee. In subsequent presentations not made by the Joint Venture, and in any brochures or other releases of the parties hereto, the materials depicting or relating to the Business shall be identified as work of the Joint Venture.

25.5    Offers to Employees. Each Party agrees that upon entering into this Agreement, and for a period of not less than eighteen (18) months following the termination of the Joint Venture, each Party will refrain from making unsolicited offers of employment to senior members of any staff provided by the other Party, without the consent of the other Party.

ARTICLE 26	EXPENSES

The Parties hereto agree that all fees and expenses generated for the drafting of this Agreement, the formation of AAP, as well as contractual negotiations with GE or other agreements to be entered into by the Parties or to be entered into by AAP and the Companies, as required to conduct the Business shall be paid by AAP or the other Companies, when applicable. In the event of the dissolution of AAP, the fees and costs (including but not limited to attorneys’ and accountants’ fees) associated with all efforts in the dissolution and wrap up of AAP and/or the Companies shall be paid by AAP unless one of the Parties in in default of its obligations hereunder. In such event, the Party in default shall be responsible for such fees and costs associated with the liquidation and dissolution of AAP and/or the Companies which shall be allocated to and paid by the defaulting Party.

This Agreement is executed by the Parties this 20th day of October, 2009.

ARCA:		4301:

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.		4301 OPERATIONS, LLC

By:	/s/ Edward R. Cameron	By:	/s/ Brian Conners
	Its: President		Its: President

AMENDMENT TO JOINT VENTURE AGREEMENT

THIS AMENDMENT TO JOINT VENTURE AGREEMENT is made and entered into this 3rd day of June, 2010, by and between 4301 Operations, LLC, a Delaware limited liability company (“4301”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation (“ARCA”) (ARCA and 4301 are individually referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS, the Parties entered into a Joint Venture Agreement dated October 20, 2009 (“JVA”) relating to that certain joint venture operation to be conducted under a business entity formed under Minnesota law known as ARCA Advanced Processing, LLC (the “Company”) which has been formed to operate a collection, storage, disposal of certain materials, shredding and sale of the scrap of used appliances business; and

WHEREAS, the Parties contemplated through the JVA that ARCA would successfully negotiate and enter into an agreement with General Electric or an affiliate or subsidiary thereof (“GE”) to purchase used appliances from GE and to collect the same from various collection centers in a geographical area as defined in that certain Appliance Sales and Recycling Agreement dated October 21, 2009 (“GE Agreement”); and

WHEREAS, the JVA contemplated that ARCA, as part of its capital contribution to the Company, would assign and contribute its rights under the GE Agreement to the Company; and

WHEREAS, after the JVA was executed, the Parties determined that GE would not consent to the rights of ARCA under the GE Agreement to be assigned to the Company, and GE has required ARCA to retain any and all rights under the GE Agreement as a party to such contract; and

WHEREAS, the Parties desire to amend the JVA so as to provide for a subcontract relationship between the Company and ARCA such that the Company would be considered an “Affiliate” of ARCA for purposes of the GE Agreement and for the Company to serve as ARCA’s subcontractor to fulfill all obligations and duties required of ARCA under the GE Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.The JVA is hereby amended so that to the extent ARCA had agreed to assign its rights under the GE Agreement to the Company for the Business (as that term is defined in the JVA), the JVA shall hereinafter be modified so that ARCA will subcontract with the Company for its initial recycling and disposal center for the initial region and for the next two additional recycling centers which may be obtained by ARCA under similar contracts with GE. To the extent additional recycling centers become available to ARCA from GE, the Company’s right of first refusal for such additional locations as granted under the JVA, and if exercised by the Company pursuant to the JVA, shall also be subcontracted to the Company by ARCA. Where applicable under the JVA, ARCA shall subcontract with the Company with respect to the obligations previously agreed to be assigned by ARCA to the Company.

2.ARCA hereby subcontracts with the Company to engage the Company to perform the services and to complete the obligations of ARCA under the GE Agreement. The Company agrees to indemnify and hold ARCA harmless with respect to any and all obligations of ARCA under the GE Agreement to the extent the Company fails to perform or inappropriately performs such obligations as required by GE under the GE Agreement.

3.ARCA agrees to work with GE to obtain GE’s consent to the subcontract relationship and to cause GE to approve the Company as an “Affiliate” of ARCA for purposes of the subcontract relationship.

THIS AMENDMENT is executed by the Parties on this 3rd day of June, 2010.

ARCA:		4301:

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.		4301 OPERATIONS, LLC

By:	/s/ Edward R. Cameron	By:	/s/ Brian Conners
	Its: President		Its: President

SECOND AMENDMENT TO JOINT VENTURE AGREEMENT

THIS SECOND AMENDMENT TO JOINT VENTURE AGREEMENT is made and entered into this 15th day of February, 2011, by and between 4301 Operations, LLC, a Delaware limited liability company (“4301”), and Appliance Recycling Centers of America, Inc., a Minnesota corporation (“ARCA”) (ARCA and 4301 are individually referred to as a “Party” and collectively referred to as the “Parties”).

WHEREAS, the Parties entered into a Joint Venture Agreement dated October 20, 2009 (“JVA”) relating to that certain joint venture operation to be conducted under a business entity formed under Minnesota law known as ARCA Advanced Processing, LLC (the “Company”) which has been formed to operate a collection, storage, disposal of certain materials, shredding and sale of the scrap of used appliances business; and

WHEREAS, the Parties amended the JVA by entering into an Amendment to Joint Venture Agreement dated October 20, 2009, whereby the Parties provided for a subcontract relationship between the Company and ARCA such that the Company would be considered an “affiliate” of ARCA for purposes of the GE Agreement and for the Company to serve as ARCA’s subcontractor to fulfill all obligations and duties required of ARCA under the GE Agreement; and

WHEREAS, the Parties desire to further amend the JVA by entering into this Second Amendment to address and confirm the capital contributions made to date by ARCA and 4301 as required under the JVA; and

WHEREAS, 4301 and ARCA agreed in Section 2.1 of the JVA that each would contribute $2,000,000 in cash or in-kind assets to the Company, which assets have been contributed but accounted for in different ways under the Company’s books and records.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.The JVA is hereby amended to reflect the fact that ARCA has contributed $2,000,000 in capital through cash contributions along with an assignment of its rights in and to the GE Contract and has granted a right of first refusal for additional recycling agreements secured by ARCA or its affiliates. 4301 has contributed lease deposits, equipment deposits, agreed value of equipment subject to liens as set forth in the JVA, along with Safe Disposal Systems’ and/or 4301’s existing shredder business. Although the capital contribution records of the Company reflect unequal contributions due to generally accepted accounting principles and recognition of carryover basis of assets contributed by members of an LLC, 4301’s contribution of intangible assets, including existing customers, an on-going business and related know-how, is to be reflected by the Parties to the JVA that 4301’s contributions shall be treated as having been fully made and satisfied consistent with Section 2.1 of the JVA.

2.Consistent with the terms of the Company’s Operating Agreement and Member Control Agreement, as well as the JVA, the profits and losses of the Company shall be shared on a 50/50 basis in recognition of equal capital contributions having been made prior to the date hereof. Both parties acknowledge and agree that any future capital contributions, requirements or capital calls shall be shared equally between ARCA and 4301, except as may otherwise be agreed upon by the Parties.

THIS SECOND AMENDMENT is executed by the Parties on this 15th day of February, 2011.

ARCA:		4301:

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.		4301 OPERATIONS, LLC

By:	/s/ Edward R. Cameron	By:	/s/ Brian Conners
	Its: President		Its: President